Exhibit 99.1

MYOS Reports Second Quarter 2013 Financial Results and Recent Key Operational Highlights

CEDAR KNOLLS, NJ -- (Marketwired) -- 08/13/13 -- MYOS Corporation (OTCBB: MYOS), a company focused on the discovery, development and commercialization of therapeutic and dietary products that improve human muscle health and performance ("MYOS" or the "Company"), today announced its financial results for the second quarter ended June 30, 2013 and its recent key operational highlights representing expanded research and manufacturing accomplishments.

"We are pleased to report that top-line performance continues to grow as commercial penetration of MYO-X, our first product in the sports nutrition market, increased well over 200 percent quarter over quarter and has exceeded $2 million in revenue since inception," said Peter Levy, President of MYOS. "This early revenue growth is encouraging, and we see this as evidence that consumer interest in our first commercial product is just beginning to gain traction. More importantly, the results support our strategic plan of aggressively growing sales and increasing brand awareness, while building our research and development efforts to identify new ways to maximize muscle health."

For the second quarter of 2013, the Company's gross revenue was approximately $807,000 compared to approximately $343,890 for the second quarter of 2012 and approximately $313,500 for the first quarter of 2013. Net revenue for the second quarter of 2013 was approximately $715,300 compared to $343,890 for the second quarter of 2012 and approximately $277,400 for the first quarter of 2013. Net revenue reflects the deduction for an incentive savings to MYOS' distributor. Gross profit for the second quarter of 2013 was approximately $398,000 compared to approximately $51,000 for the second quarter of 2012 and approximately $150,000 for the first quarter of 2013. Gross profit rose 260 percent, sequentially, from first to second quarter 2013.

Financial results reflect the Company's investment in research and development in the second quarter 2013 and year-to-date of approximately $107,000 and $285,000, respectively; it did not incur R&D expense in the second quarter of 2012. Additionally, MYOS incurred approximately $44,000 of costs related to the construction of its state-of-the-art research laboratory in the second quarter of 2013 which have been capitalized for future R&D activities.

Gross revenue for the trailing twelve month period was approximately $1,686,500.

Company Chief Financial Officer, Carl Defreitas, added, "We believe that MYOS is unique among developmental stage therapeutics companies because our early revenue growth serves to build consumer and clinical experience which provides a firm foundation for us to create a sustainable and profitable business."

The loss from operations was approximately $(1.0) million for the second quarter of 2013 compared to approximately $(0.6) million for the second quarter of 2012 and approximately $(1.1) million for the first quarter of 2013. Net loss for the second quarter of 2013 was approximately $(1.0) million compared to approximately $(1.6) million for the second quarter of 2012 and approximately $(1.1) million for the first quarter of 2013. Basic and diluted net loss per share was $(0.01) for the second quarter of 2013 compared to $(0.02) for the second quarter of 2012 and $(0.01) for the first quarter of 2013. Per share results are based on weighted average shares outstanding of 110.6 million for the second quarter of 2013 compared to 79.9 million for the second quarter of 2013 and 114.8 million for the first quarter of 2013.

Second Quarter Operational Highlights

MYOS has opened its protein chemistry and proteomic analytics lab dedicated to assessing the constituent peptides and biological activity of our lead product. This laboratory provides MYOS with greater ability to identify and protect the unique biological properties of MYO-T12.

MYOS has been selected by Deutsches Institut fur Lebensmitteltechnik e.V. ("DIL") -- the German Institute for Food Technologies, a global leader in food sciences -- as a member company. Membership in this elite organization -- MYOS is one of only eleven US companies in this 120 member organization along with industry leaders including H.J. Heinz, Pepsi, Mars, and General Mills -- provides MYOS access to cutting edge technologies which can have significant impact on product development and improving manufacturing efficiencies and cost of goods. The mission of the organization is to create "Knowledge For Superior Foods."

MYOS has also recently signed an exclusive two-year supply agreement with DIL. Under the terms of the Agreement, DIL will exclusively manufacture and supply the Company with the breakthrough formula for its flagship MYO-X product. MYOS feels this Agreement will enable MYOS to benefit from a stable supply of product, manufactured to the highest industry standards, as well as from long-term volume pricing and capitalizing on DIL's global economies of scale.

The first broad consumer satisfaction challenge launched by our distribution partner MHP, the Myomorphic Transformation Contest, was an unequivocal success with a high participation rate and dramatic reports of significant muscle gains. The marketing associated with this Contest has been extremely positive.

The successful launch of MYO-X at national retailers has led to sharply increased demand for the product. By way of example, MYO-X began the year in only 1,200 GNC stores, but now MYO-X is carried in over 2,000 GNC stores nationwide and is expected to continue to expand into the 6,000 system wide stores.

About MYOS Corporation

MYOS is a development stage company focused on the discovery, development and commercialization of products that improve human muscle health and performance. MYOS is the owner of MYO-T12, the first clinically demonstrated natural myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. MYO-T12 is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards for muscle health. The Company's first product in the sports nutrition market, MYO-X, is "Powered by MYO T-12." For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12 and its effects on myostatin inhibition including studies we have or plain to initiate, successfully achieving our plans described in this release, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development, the continued growth in revenue, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of the availability of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012

	(Unaudited)
ASSETS
Current assets
Cash	$2,599,217	$3,979,662
Accounts receivable	232,239	201,579
Inventories	13,934	218,317
Prepaid expenses and other current assets	208,431	84,388
Total current assets	3,053,821	4,483,946

Fixed assets, net of accumulated depreciation	329,175	8,389
Intellectual property	2,000,000	2,000,000
Intangible assets	37,967	36,440
Total assets	$5,420,963	$6,528,775

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$447,223	$208,898
Total current liabilities	447,223	208,898
Derivatives liability	40,900	121,900
Total liabilities	488,123	330,798

Stockholders' equity
Preferred stock, $.001 par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.001 par value, 300,000,000 shares authorized;111,371,282 shares issued and outstanding at June 30, 2013110,033,282 shares issued and outstanding at December 31, 2012	111,371	110,033
Additional paid-in capital	16,540,909	15,733,650
Deficit accumulated during development stage	(11,719,440)	(9,645,706)

Total stockholders' equity	4,932,840	6,197,977

Total liabilities and stockholders' equity	$5,420,963	$6,528,775

Contact
Lindsey Penrose
MYOS VP - Business Development
T: (973) 509-0444
E: Email Contact